Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Provident Financial Services, Inc.
Thomas M. Lyons
Senior Executive Vice President and Chief Financial Officer
Phone: 732-590-9348
Email: thomas.lyons@provident.bank

PROVIDENT FINANCIAL SERVICES, INC.

ANNOUNCES PRICING AND UPSIZING OF SUBORDINATED NOTES OFFERING

ISELIN, N.J. – May 9, 2024 – Provident Financial Services, Inc. (NYSE:PFS) (the “Company”), the holding company for Provident Bank (the “Bank”), today announced the pricing of its offering of $225 million of its 9.00% fixed-to-floating rate subordinated notes due 2034 (the “Notes”) in a registered public offering (the “Offering”). The Notes will initially bear interest at 9.00% per annum, with interest payable semiannually in arrears, commencing on the issue date, to, but excluding, May 15, 2029. Commencing May 15, 2029, the interest rate on the Notes will reset quarterly to a floating rate per annum equal to a benchmark rate that is expected to be Three-Month Term SOFR (which is defined in the Notes) plus 476.5 basis points, with interest payable quarterly in arrears. The Company may redeem the Notes, in whole or in part, on and after May 15, 2029, at a price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon. The Notes will mature on May 15, 2034 if they are not earlier redeemed. Based upon the pricing and market demand for the Notes, the Company elected to increase the aggregate principal amount of the Notes to $225 million from the previously announced amount of $200 million.

The Company expects to close the Offering, subject to the satisfaction of customary closing conditions, on or about May 13, 2024. The purpose of the Offering is to satisfy certain previously announced regulatory conditions that were agreed to in connection with the merger (the “Merger Transaction”) between the Company and Lakeland Bancorp, Inc. (“Lakeland”). The Company intends to invest all of the net proceeds from the Offering in the Bank. The Bank expects that the net proceeds will be initially invested in securities and used for other general corporate purposes, which may include the repayment of Federal Home Loan Bank advances and other indebtedness. The Notes are intended to qualify as Tier 2 capital for regulatory purposes.

Piper Sandler & Co. and Keefe, Bruyette & Woods, A Stifel Company are acting as joint book-running managers for the Offering.

This press release is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Company. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer to sell or solicitation of an offer to purchase securities of the Company will be made only pursuant to a prospectus supplement and prospectus filed with the Securities and Exchange Commission (the “SEC”). The Company has filed a registration statement (including a prospectus) (File No. 333-275213) and a preliminary prospectus supplement with the SEC for the Offering to which this press release relates. Before making an investment decision, you should read the prospectus and preliminary prospectus supplement and other documents that the Company has filed with the SEC for additional information about the Company and the Offering.

100 Wood Ave S, Iselin, NJ 08830   phone: 732-590-9200   www.provident.bank

Copies of the preliminary prospectus supplement and accompanying base prospectus relating to the Offering can be obtained without charge by visiting the SEC’s website at www.sec.gov, or may be obtained by emailing Piper Sandler & Co. at fsg-dcm@psc.com or by emailing Keefe, Bruyette & Woods, A Stifel Company at USCapitalMarkets@kbw.com.

About Provident

Provident Financial Services, Inc. (NYSE: PFS) is the holding company for Provident Bank, a New Jersey State-charted community-oriented bank offering “Commitment you can count on” since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, Bucks, Lehigh and Northampton counties in Pennsylvania, as well as Queens and Nassau Counties in New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company, and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc.

Forward-Looking Statements

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may be identified by use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, including references to assumptions.

The forward-looking statements reflect the Company’s current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward looking statement. Some factors that could cause actual results to differ materially from historical or expected results include, but are not limited to, those set forth in Item 1A of the Company’s Annual Report on Form 10-K, as may be supplemented by its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and those related to the economic environment, particularly in the market areas in which the Company operates; inflation and unemployment; competitive products and pricing; real estate values; fiscal and monetary policies of the U.S. Government; changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters; changes in government regulations affecting financial institutions, including regulatory fees and capital requirements; changes in prevailing interest rates; acquisitions and the integration of acquired businesses; credit risk management; asset-liability management; the financial and securities markets, the availability of and costs associated with sources of liquidity; the ability of the Company to complete the Offering

100 Wood Ave S, Iselin, NJ 08830   phone: 732-590-9200   www.provident.bank

on expected terms or at all; the possibility that the Merger Transaction does not close when expected or at all; the risk that any announcements relating to the Offering or the Merger Transaction could have adverse effects on the market price of the Company’s common stock; risks related to the potential impact of general economic, political and market factors on the Company or the Offering; and uncertainty as to the impacts of natural disasters or health epidemics on the Company.

The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date they are made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not assume and expressly disclaims any duty, and does not undertake, to update any forward-looking statements in this presentation to reflect events or circumstances after the date of this statement or otherwise.

100 Wood Ave S, Iselin, NJ 08830   phone: 732-590-9200   www.provident.bank